Exhibit 10.2

YUM CHINA HOLDINGS, INC. LONG TERM INCENTIVE PLAN

PERFORMANCE UNIT AGREEMENT

This PERFORMANCE UNIT AGREEMENT (“Agreement”) is made as of  the Grant Date set forth in the Award Notice between YUM CHINA HOLDINGS, INC., a Delaware corporation (the “Company”), and the individual named in the Award Notice (“Participant”).

1.	Award.
(a)

Performance Units.  Pursuant to the Yum China Holdings, Inc. Long Term Incentive Plan (the “Plan”), Participant is hereby awarded, as of the Grant Date, on the terms and conditions set forth in this Performance Unit Agreement, including any country-specific terms set forth in the attached addendum (the “Addendum” and, together with the Performance Unit Agreement, the “Agreement”) and the Plan, the target number of performance units set forth in the Award Notice and which evidences the right to receive an equivalent number of shares of Stock (“Performance Units”), with the number of Performance Units determined based on the achievement of the performance goals set forth in the Award Notice.

(b)

Plan Incorporated.  Participant acknowledges receipt of a copy of the Prospectus for the Plan, and agrees that this award of Performance Units shall be subject to all of the terms and conditions set forth in the Plan and the Prospectus, including future amendments thereto, if any, and which Plan and Prospectus are incorporated herein by reference as a part of this Agreement.  Participant may make a written request for a copy of the Plan at any time.  Except as defined herein, capitalized terms shall have the same meanings ascribed to them under the Plan.

2.	Terms of Performance Units. Participant hereby accepts the Performance Units and agrees with respect thereto as follows:
(a)

Assignment of Performance Units Prohibited.  The Performance Units may not be sold, assigned, pledged, exchanged, hypothecated or otherwise transferred, encumbered or disposed of, except by will or the applicable laws of inheritance.

(b)

Vesting.  Subject to the remainder of this Section 2, the Stock shall vest pursuant to the terms of this Agreement and the Plan based on the achievement of the performance goals set forth in the Award Notice over the performance period set forth in the Award Notice (the “Performance Period”), provided that Participant remains in continuous employment with the Company and its Subsidiaries (collectively, the “Company Group”) through the end of the Performance Period. Attainment of the performance goals shall be determined and certified by the Committee in writing prior to the settlement of the Performance Units.

(c)

Termination of Employment during Performance Period.   If a Participant’s termination of employment occurs prior to the last day of the Performance Period, the Participant shall forfeit all Performance Units (including any additional Performance Units or dividend equivalents attributable to dividends allocated to the Participant) granted with respect to the Performance Period; provided, however, that if a Participant’s termination of employment occurs by reason of the Participant’s death, Retirement (as defined in Section 21) or involuntary termination by a member of the Company Group other than for Cause (as defined in Section 21), including without limitation, as a result of (i) a disposition (or similar transaction) with respect to an identifiable Company business or segment (“Business”), and in accordance with the terms of the transaction, Participant and a substantial portion of the other employees of the Business continue in employment with such Business or commence employment with its acquiror, (ii) the elimination of Participant’s position within the Company Group, or (iii) the selection of Participant for work force reduction (whether selection is voluntary or involuntary), in each case, prior to the end of the

Performance Period, the Participant (or in the event of his death, his estate) shall receive, subject to Participant’s execution and non-revocation of the Company’s customary general release of claims in favor of the Company (the “Release”), the number of shares of Stock with respect to that Performance Period that the Participant would have received if such termination of employment did not occur during the Performance Period (and based on the actual performance for the entire Performance Period), but subject to a pro rata reduction to reflect the number of days remaining in the Performance Period after the date of such termination of employment. Distribution of shares of Stock under this Section 2(c) shall be made at the same time distribution would have been made with respect to the Performance Period determined as though the termination of employment had not occurred.

(d)

Change in Control during Performance Period.  Notwithstanding the foregoing provisions of this Section 2, if Participant resigns from the Company Group due to Good Reason (as defined in Section 21) or Participant is involuntarily terminated other than for Cause upon or within two (2) years following a Change in Control and during the Performance Period, then performance shall be measured based on the greater of (i) actual performance for the Performance Period through the date of termination of employment and (ii) target performance, and, subject to the Participant’s execution and non-revocation of the Release, shares of Stock with respect to such vested Performance Units shall be distributed within 60 days following the Participant’s termination of employment; provided, however, in the event the Change in Control and termination of employment occurs during the first year of the Performance Period, performance for purposes of determining the number of Performance Units that vest shall be determined based on the target performance level.  In the event of a Change in Control during the Performance Period pursuant to which the Performance Units are not effectively assumed or continued by the surviving or acquiring corporation in such Change in Control (with appropriate adjustments to the number and kind of shares, in each case, that preserve the material terms and conditions of the outstanding Performance Units as in effect immediately prior to the Change in Control), the Performance Units shall vest at the level specified in the Award Notice, and the Participant shall receive shares of Stock or other property with a value equal to the aggregate number of Performance Units that vest pursuant to this sentence multiplied by the Fair Market Value of a share of Stock as of the date of the Change in Control and such shares of Stock or property shall be distributed to the Participant within 60 days following such Change in Control.

(e)

Dividend Equivalent Units.  Participant will be credited with additional units (“Dividend Equivalent Units”) equal to the amount of dividends that would have been paid on the Performance Units if Participant actually owned the same number of shares of Stock during the Performance Period.  Dividend Equivalent Units shall vest at the same time that the Performance Units vest; provided, however, that in the event the Performance Units are forfeited then any accumulated Dividend Equivalent Units shall also be forfeited.

(f)

No Rights as Stockholder.  Except as provided for in Section 2(e) of this Agreement, Participant shall not be a shareholder of record and therefore shall have no voting or other shareholder rights prior to the issuance of shares of Stock at vesting.

(g)

Settlement and Delivery of Stock.  Except as otherwise provided for in this Agreement and subject to Section 19 of this Agreement, payment of vested Performance Units shall be made as soon as administratively practicable after the end of the Performance Period but in no event later than 2-1/2 months following the end of the Performance Period.  Settlement will be made by payment in shares of Stock.  For a Chinese National, in the event of retirement, death, or involuntary termination under the terms stated in this Agreement during the Performance Period, with respect to the pro-rated Performance Units distributable upon vesting, if any (when the employment has already been terminated), the Company (including the appointed broker) is authorized to sell such Stock at the market price (for the avoidance of doubt, the broker is under no obligation to arrange for the sale of stock at any particular price). Upon the sale of such Stock, the Company agrees to pay Participant the cash proceeds, less brokerage fees/commissions and tax-withholding, relating to such sale of Stock.

Notwithstanding the foregoing or any other provision of the Plan or this Agreement, unless there is an exemption from any registration, qualification or other legal requirement applicable to the shares of Stock, the Company shall not be required to deliver any shares issuable upon settlement of the Performance Units prior to the completion of any registration or qualification of the shares under any local, state, federal or foreign securities or exchange control law or under rulings or regulations of the U.S. Securities and Exchange Commission (“SEC”) or of any other governmental regulatory body, or prior to obtaining any approval or other clearance from any local, state, federal or foreign governmental agency, which registration, qualification or approval the Company shall, in its absolute discretion, deem necessary or advisable.  The Company is under no obligation to register or qualify the shares of Stock with the SEC or any state or foreign securities commission or to seek approval or clearance from any governmental authority for the issuance or sale of the shares.  Further, the Company shall have unilateral authority to amend the Agreement without my consent to the extent necessary to comply with securities or other laws applicable to issuance of shares of Stock.

Furthermore, Participant understands that the laws of the country in which he or she is working at the time of grant or vesting of the Performance Units or at the subsequent sale of Stock granted to Participant under this Agreement (including any rules or regulations governing securities, foreign exchange, tax, labor or other matters) may subject Participant to additional procedural or regulatory requirements he or she is solely responsible for and will have to independently fulfill in relation to ownership or sale of such Stock.

3.	Withholding of Tax.
(a)

Participant acknowledges that regardless of any action taken by the Company or, if different, Participant’s employer (the “Employer”), the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items arising out of Participant’s participation in the Plan and legally applicable to Participant (“Tax-Related Items”), is and remains Participant’s responsibility and may exceed the amount, if any, actually withheld by the Company and/or the Employer.  Participant further acknowledges that the Company and/or the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Performance Units, including but not limited to, the grant, vesting or settlement of the Performance Units, the subsequent sale of Stock acquired under the Plan pursuant to such settlement and the receipt of any dividends or Dividend Equivalent Units; and (ii) do not commit and are under no obligation to structure the terms of the grant or any aspect of the grant or any aspect of the Performance Units to reduce or eliminate Participant’s liability for Tax-Related Items or achieve any particular tax result.  Furthermore, Participant acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

(b)

Prior to any relevant taxable, tax and/or social security contribution withholding event, as applicable, Participant shall pay or make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items.  In this regard, Participant authorizes the Company and/or the Employer, or their respective agents, at their discretion, to satisfy their withholding obligations with respect to Tax-Related Items by one or a combination of the following (i) withholding from Participant’s wages or other cash compensation paid to Participant by the Company, the Employer, or any Subsidiary; or (ii) withholding from the proceeds of the sale of shares of Stock acquired upon settlement of the Performance Units either through a voluntary sale or through a mandatory sale arranged by the Company (on Participant’s behalf pursuant to this authorization); or (iii) withholding in Stock to be issued upon settlement of the Performance Units, provided, however, that if Participant is a Section 16 officer of the Company under the Exchange Act, then Participant may elect the form of withholding from the alternatives above in advance of any taxable or tax withholding event, as applicable, and in the absence of Participant’s timely election, the Company will withhold from proceeds of the sale of Stock upon the relevant taxable or tax withholding event, as applicable, or the Committee (as constituted in accordance with Rule 16b-3 under the Exchange Act) may determine that a particular method be used to satisfy any obligations for Tax-Related Items in advance of any taxable or tax withholding event, as applicable.

(c)

Depending on the withholding method, the Company or the Employer may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding rates or other applicable withholding rates, including maximum applicable rates, in which case Participant may receive a refund of any over-withheld amount in cash and will have no entitlement to the Stock equivalent.  If the obligation for the Tax-Related Items is satisfied by withholding in Stock, for tax purposes, Participant is deemed to have been issued the full number of shares of Stock subject to the vested Performance Units, notwithstanding that a number of shares of Stock are held back solely for the purpose of paying the Tax-Related Items.

(d)

Participant shall pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of Participant’s participation in the Plan that cannot be satisfied by the means previously described in this Section 3.  The Company may refuse to issue or deliver the Stock or the proceeds from the sale of Stock, if Participant fails to comply with his or her obligations in connection with the Tax-Related Items.

4.	Nature of Award. In accepting the Performance Units, Participant acknowledges, understands and agrees that:
(a)	the Plan is established voluntarily by the Company, it is discretionary in nature and may be modified, amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan;
(b)

this award of Performance Units is voluntary and occasional and does not create any contractual or other right to receive future grants of Performance Units, or benefits in lieu of Performance Units, even if Performance Units have been granted in the past;

(c)

this award of Performance Units and the shares of Stock subject to the Performance Units, and the income and value of same, are not part of normal or expected compensation or salary for purposes of calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments;

(d)	all decisions with respect to future grants of Performance Units or other awards, if any, will be at the sole discretion of the Company;
(e)	Participant’s participation in the Plan is voluntary;
(f)	this award of Performance Units and any Stock acquired under the Plan, and the income and value of same, are not intended to replace any pension rights or compensation;
(g)	the future value of the Stock underlying the Performance Units is unknown, indeterminable and cannot be predicted with certainty;
(h)

no claim or entitlement to compensation or damages shall arise from termination of this award of Performance Units or diminution in value of the Stock acquired upon settlement resulting from Participant’s separation from service (regardless of the reason for the termination and whether or not the termination is later found to be invalid or in breach of employment laws in the jurisdiction where Participant is employed or the terms of Participant’s employment agreement, if any);

(i)

unless otherwise provided in the Plan or by the Company in its discretion, the Performance Units and the benefits evidenced by this Agreement do not create any entitlement to have the Performance Units or any such benefits transferred to, or assumed by, another company nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the shares of Stock; and

(j)	the following provisions apply only if Participant is providing services outside the United States:
(i)	the Performance Units and the shares of Stock subject to the Performance Units, and the income and value of same, are not part of normal or expected compensation or salary for any purpose; and

(ii)

neither the Company, the Employer nor any other Subsidiary shall be liable for any foreign exchange rate fluctuation between his or her local currency and the United States Dollar that may affect the value of the Performance Units or of any amounts due to Participant pursuant to the settlement of the Performance Units or the subsequent sale of any shares of Stock acquired upon settlement.

5.	Compensation Recovery Policy
(a)

The Participant acknowledges and agrees that the Performance Units granted to the Participant under this Agreement shall be subject to any compensation recovery or recoupment policy established or adopted from time to time by the Company, including those established or adopted after the Grant Date to comply with applicable law (“Compensation Recovery Policy”).

(b)

This Agreement is a voluntary agreement, and each Participant who has accepted the Agreement has chosen to do so voluntarily.  Participant understands that the Performance Units provided under the Agreement and all amounts paid to the individual under the Agreement are provided as an advance that is contingent on the Company’s financial statements not being subject to a material restatement.  As a condition of the Agreement, Participant specifically agrees that the Committee may cancel, rescind, suspend, withhold or otherwise limit or restrict the Performance Units for any individual party to such an agreement due to a material restatement of the Company’s financial statements, as provided in the Company’s Compensation Recovery Policy.  In the event that amounts have been paid to Participant pursuant to the Agreement and the Committee determines that Participant must repay an amount to the Company as a result of the Committee’s cancellation, rescission, suspension, withholding or other limitation or restriction of rights, Participant agrees, as a condition of being awarded such rights, to make such repayments.

6.

No Advice Regarding Grant.  The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding Participant’s participation in the Plan, or his or her acquisition or the sale of the underlying shares.  Participant is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding Participant’s participation in the Plan before taking any action related to the Plan.

7.

Adjustment for Change in Stock.  As set forth in Section 4.2 of the Plan, in the event of any change in the outstanding shares of Stock by reason of any stock split, stock dividend, recapitalization, merger, consolidation, combination or exchange of shares or similar corporate change, the number of shares of Stock which Participant may receive upon settlement of the Performance Units and the applicable performance goals set forth in the Award Notice shall be adjusted appropriately in the Committee’s sole discretion.

8.

Employment Relationship.  For purposes of this Agreement, Participant shall be considered to be in the employment of the Company Group as long as Participant remains an employee of the Company or any of its Subsidiaries or any successor companies assuming or substituting a new award for this award of Performance Units.

For purposes of the Performance Units, Participant’s employment or service relationship will be considered terminated as of the date Participant is no longer actively providing services to the Company or one of its Subsidiaries (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where Participant is employed or the terms of Participant’s employment agreement, if any) and will not be extended by any notice period (e.g., Participant’s period of service would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where Participant is employed or the terms of Participant’s employment agreement, if any).

Any question as to whether and when there has been a termination of such employment (including whether Participant may still be considered to be providing services while on a leave of absence), and the cause of such termination, shall be determined by the Committee, or its delegate, as appropriate, and its determination shall be final.  Nothing contained in this Agreement is intended to constitute or create a contract of service or employment, nor shall it constitute or create the right to remain associated with or in the service or employ of the Company, the Employer or any other Subsidiary or related company for any particular period of time.  This Agreement shall not interfere in any way with the right of the Company, the Employer or any other Subsidiary or related company, as applicable, to terminate Participant’s service or employment at any time.  Furthermore, this Agreement, the Plan, and any other Plan documents are not part of Participant’s employment contract, if any, and do not guarantee either Participant’s right to receive any future grants of awards or benefits in lieu thereof under this Agreement or the Plan.

9.

Data Privacy.  Participant hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of Participant’s personal data as described in this Agreement and any other award materials by and among, as applicable, the Employer, the Company and its Subsidiaries for the exclusive purpose of implementing, administering and managing Participant’s participation in the Plan.

Participant understands that the Company and the Employer may hold certain personal information about Participant, including, but not limited to, Participant’s name, home address and telephone number, email address, date of birth, social insurance number, passport or other identification number (e.g., resident registration number), salary, nationality, job title, any Stock or directorships held in the Company, details of all awards of Performance Units or any other entitlement to Stock or equivalent benefits awarded, canceled, purchased, exercised, vested, unvested or outstanding in Participant’s favor (“Data”), for the exclusive purpose of implementing, administering and managing the Plan.

Participant understands that Data will be transferred to Merrill Lynch, which is assisting the Company with the implementation, administration and management of the Plan.  Participant understands that the recipients of Data may be located in the United States or elsewhere, and that the recipient’s country (e.g., the United States) may have different data privacy laws and protections from Participant’s country.  Participant understands that if he or she resides outside the United States, he or she may request a list with the names and addresses of any potential recipients of Data by contacting his or her local human resources representative.  Participant authorizes the Company, Merrill Lynch and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer Data, in electronic or other form, for the sole purpose of implementing, administering and managing his or her participation in the Plan.  Participant understands that Data will be held only as long as is necessary to implement, administer and manage Participant’s participation in the Plan, including any requisite transfer of such Data as may be required to a broker, escrow agent or other third party with whom any shares of Stock acquired under the Plan may be deposited.  Participant understands that if he or she resides outside the United States, he or she may, at any time, view Data, request information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting his or her local human resources representative.  Further, Participant understands that he or she is providing the consents herein on a purely voluntary basis.  If Participant does not consent, or if Participant later seeks to revoke his or her consent, his or her employment status or service with the Employer will not be affected; the only consequence of refusing or withdrawing his or her consent is that the Company would not be able to grant Participant Performance Units or other awards or administer or maintain such awards.  Therefore, Participant understands that refusing or withdrawing his or her consent may affect Participant’s ability to participate in the Plan.  For more information on the consequences of Participant’s refusal to consent or withdrawal of consent, Participant understands that he or she may contact his or her local human resources representative.

10.

Mode of Communications.  Participant agrees, to the fullest extent permitted by law, in lieu of receiving documents in paper format, to accept electronic delivery of any documents that the Company or related company may deliver in connection with this grant and any other grants offered by the Company, including prospectuses, grant notifications, account statements, annual or quarterly reports, and other communications.  Electronic delivery of a document may be made via the Company’s email system or by reference to a location on the Company’s intranet or website or website of the Company’s agent administering the Plan.

To the extent Participant has been provided with a copy of this Agreement, the Plan, or any other documents relating to this Award in a language other than English, the English language documents will prevail in case of any ambiguities or divergences as a result of translation.

11.

Committee’s Powers.  No provision contained in this Agreement shall in any way terminate, modify or alter, or be construed or interpreted as terminating, modifying or altering any of the powers, rights or authority vested in the Committee or, to the extent delegated, in its delegate pursuant to the terms of the Plan or resolutions adopted in furtherance of the Plan, including, without limitation, the right to make certain determinations and elections with respect to the Performance Units.

12.

Severability.  The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

13.Binding Effect.

(a)

This Agreement shall be binding upon and inure to the benefit of any assignee or successor in interest to the Company, whether by merger, consolidation or the sale of all or substantially all of the Company’s assets.  The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place.

(b)

This Agreement shall be binding upon and inure to the benefit of the Participant or his or her legal representative and any person to whom a Performance Unit may be transferred by will, the applicable laws of descent and distribution or consent of the Committee.

14.

Insider Trading Restrictions/Market Abuse Laws.  Participant acknowledges that Participant may be subject to insider trading restrictions and/or market abuse laws in applicable jurisdictions, including the United States and the Participant’s country, if different, which may affect Participant’s ability to acquire or sell shares of Stock or rights to shares of Stock (e.g., Performance Units) under the Plan during such times as Participant is considered to have “inside information” regarding the Company (as defined by the laws in the applicable jurisdiction).  Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy.  Participant acknowledges that it is Participant’s responsibility to comply with any applicable restrictions, and Participant is advised to speak to his or her personal advisor on this matter.

15.

Governing Law and Forum.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware.  For purposes of resolving any dispute that may arise directly or indirectly from this Agreement, the parties hereby agree that any such dispute that cannot be resolved by the parties shall be submitted the Committee for resolution, and any decision by the Committee shall be final.

For purposes of litigating any dispute that arises under this grant, Participant’s participation in the Plan or this Agreement, the parties hereby submit to and consent to the jurisdiction of the State of Delaware and agree that such litigation shall be conducted in the courts of Delaware, or the federal courts for the United States for the District of Delaware, where this grant is made and/or to be performed.

16.

Addendum. Notwithstanding any provisions in this Agreement, the Award of Performance Units shall be subject to any special terms and conditions set forth in any Addendum to this Agreement for Participant’s country.  Moreover, if Participant relocates to one of the countries included in the Addendum, the special terms and conditions for such country will apply to Participant, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons.  The Addendum constitutes part of this Agreement.

17.

Imposition of Other Requirements.  The Company reserves the right to impose other requirements on Participant’s participation in the Plan, on the Performance Units and on any Stock acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

18.

Waiver.  Participant acknowledges that a waiver by the company of breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by Participant or any other Participant.

19.	Section 409A Provisions. Notwithstanding anything in this Agreement (or the Plan) to the contrary, if the Participant is subject to U.S. tax laws:
(a)

It is intended that any amounts payable under this Agreement shall either be exempt from or comply with Section 409A of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), and all regulations, guidance and other interpretive authority issued thereunder (“Code Section 409A”) so as not to subject Participant to payment of any additional tax, penalty or interest imposed under Code Section 409A. The provisions of this Agreement shall be construed and interpreted to avoid the imputation of any such additional tax, penalty or interest under Code Section 409A yet preserve (to the nearest extent reasonably possible) the intended benefit payable to Participant.  Notwithstanding the foregoing or any other provision of this Agreement, neither the Company nor any Subsidiary guarantees the tax treatment of the award evidenced by this Agreement (or other awards under the Plan).

(b)

If any payment hereunder (whether separately or together with any other payments) is subject to Code Section 409A, and if such payment or benefit is to be paid or provided on account of Participant’s termination of employment (or other separation from service or termination of employment) (i) and if Participant is a specified employee (within the meaning of Code Section 409A) and if any such payment is required to be made or provided prior to the first day of the seventh month following Participant’s separation from service or termination of employment, such payment shall be delayed until the first day of the seventh month following Participant’s separation from service or termination of employment (or, if earlier, Participant’s death), (ii) the determination as to whether Participant has had a termination of employment (or separation from service) shall be made in accordance with the provisions of Code Section 409A without application of any alternative levels of reductions of bona fide services permitted thereunder, and (iii) to the extent any such payment is conditioned upon the Participant’s execution of a release and such payment is to be paid or provided during a designated period that begins in one taxable year and ends in a second taxable year, such payment shall be paid or provided in the later of the two taxable years.

(c)

If any payment hereunder (whether separately or together with any other payments) is subject to  Code Section 409A, then in the event the Participant becomes entitled to shares under Section 2(d) upon a Change in Control in which the Performance Units are not effectively assumed, then such shares shall be paid upon such Change in Control only if the Change in Control is a “change in control event” within the meaning of Section 409A of the Code and the settlement of such Stock would be permissible under Code Section 409A; provided, however, in the event the Participant becomes entitled to shares under Section 2(d) following Participation’s termination of employment following a Change in Control, such shares shall be paid at the time set forth in Section 2(d) only if the Change in Control is a “change in control event” within the meaning of Section 409A of the Code and, if applicable, such termination of employment occurs within two years following such Change in Control or the distribution would otherwise be permitted under Section 409A of the Code and, if the foregoing conditions are not satisfied, any shares deliverable under Section 2(d) shall be delivered at the time set forth in Section 2(c) or 2(g), as applicable.

20.

Restrictive Covenants.  Participant acknowledges that the Company is engaged in a highly competitive business and that the preservation of the Company’s confidential information to which Participant has been exposed or acquired, and will continue to be exposed to and acquire, is critical to the Company’s continued business success. Participant also acknowledges that the Company’s relationships with its business partners, are extremely valuable and that, by virtue of Participant’s employment with the Company, Participant has had or may have contact with such business partners on behalf of and for the benefit of the Company. As a result, Participant engaging in or working for or with any business which is directly or indirectly competitive with the Company’s business, given Participant’s knowledge of the Company’s confidential information, would cause the Company great and irreparable harm if not done in strict compliance with the provisions of this Section 20. Participant, therefore, acknowledges and agrees that in exchange for this award of Performance Units (and/or the compensation provided in the employment agreement) and/or access to the Company’s confidential information, Participant will be bound by, and comply in all respects with, the provisions of this Section 20.

(a)

Except as authorized by the Company in further of Participant’s employment duties with the Company or any of its affiliates, Participant shall not, at any time during Participant’s employment by the Company or any of its affiliates and for one (1) year after the termination thereof by either party for any or no reason, be engaged or interested (whether as principal, agent, consultant or otherwise) in any trade or business in the Mainland and Hong Kong Special Administrative Region of the People’s Republic of China Participant has been involved or with which Participant has been concerned as part of Participant’s employment with the Company or any of its affiliates and which is similar to, and by virtue of its location, competes with, any trade or business being carried on as at the date on which Participant’s employment terminates by the Company or any of its affiliates (i.e., the restaurant industry including without limitation McDonalds’ (金拱门), Burger King, Starbucks, Wendy’s, Dicos, Popeye, Domino’s Pizza, Subway, Little Caesars Pizza, Papa John’s, Shake Shack, Tim Hortons, Luckin coffee, Costa, Manner’s Coffee, Ajisen Raman (味千拉面), Zhen Kungfu (真功夫), YUNG HO KING (永和大王), Haidilao (海底捞), Xiabu Xiabu (呷哺呷哺), Little Lamb (小尾羊), By Faigo (小辉哥), Dolar Shop (豆捞坊) and Happy Lamb (快乐小羊)).  The list will be periodically reviewed and amended as and when deemed necessary.  Participant will be timely communicated of and hereby gives Participant’s pre-consent to the changes, if any.

(b)

Except as authorized by the Company in further of Participant’s employment duties with the Company or any of its affiliates, Participant shall not, at any time during Participant’s employment by the Company or any of its affiliates and for two (2) years after the termination thereof by either party for any or no reason, solicit or endeavor to entice away from the Company or any of its affiliates any other employee or person engaged (whether or not such a person would commit any breach of contract by reason of leaving the service of the Company or any of its Affiliates), or any customer of the Company or any of its affiliates.

(c)

Except as provided below, Participant shall at all times not use for Participant’s own advantage, or disclose to any third party any information concerning the business or affairs of the Company or any of its affiliates, comprising trade secrets and business matters or information which Participant knows or ought reasonably have known to be confidential.  Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement prohibits Participant from confidentially or otherwise communicating or filing a charge or complaint with, participating in an investigation by, or giving truthful testimony, statements, or other disclosures to, a governmental agency or regulatory entity (including without limitation communication directly with the U.S. Securities and Exchange Commission about a possible securities law violation), in each case without receiving prior authorization from or having to disclose such conduct to the Company, or if properly subpoenaed or otherwise legally required to do so.  This Agreement also does not prohibit Participant from receiving an award (if any) under applicable law for providing truthful information to a governmental agency or regulatory entity.  U.S. federal law provides that an individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is made (1) in confidence to a Federal, State, or local government official (either directly or indirectly) or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law; or (2) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.  Nothing in this Agreement limits or otherwise affects any such rights or creates liability for any such protected conduct.  An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual—(A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.

(d)

In recognition of the facts that irreparable injury will result to the Company and/or its affiliates in the event of a breach by Participant of any of Participant’s obligations under Sections 20(a) through 20(c) above, that monetary damages for such breach would not be readily calculable, and that the Company and/or its affiliates would not have an adequate remedy at law therefor, Participant acknowledges, consents and agrees that, in the event of any such breach, or the threat thereof, the Company and/or its affiliates shall be entitled, in addition to any other legal remedies and damages available (including but not limited to payment of liquidated damages, with such liquidated damages to include all of the Company’s and/or its affiliates’ actual losses and/or the Participant’s actual gains and the Company’s and/or its affiliates’ costs and expenses of enforcement, plus an additional 30% penalty), to specific performance thereof and to temporary and permanent injunctive relief (without the necessity of posting a bond) to restrain the violation or threatened violation of such obligations by Participant.  Notwithstanding the foregoing, if the Participant materially violates any of Participant’s obligations under Sections 20(a) through 20(c) above and such violation occurs on or before the third anniversary of the date of the Participant’s termination of employment: (i) the Award shall be forfeited and (ii) any and all Performance Unit Proceeds (as hereinafter defined) shall be immediately due and payable by the Participant to the Company to the extent permitted by applicable law. For purposes of this Section, “Performance Unit Proceeds” shall mean, with respect to any portion of the Award which becomes vested later than 24 months prior to the date of the Participant’s termination of employment or service with the Company, the Fair Market Value of a share of Stock on the date such portion of the Award became vested, multiplied by the number of shares of Stock that became vested. The remedy provided by this Section shall be in addition to and not in lieu of any rights or remedies which the Company may have against the Participant in respect of a breach by the Participant of any duty or obligation to the Company.  The Participant agrees that by accepting the award of Performance Units the Participant authorizes the Company and its affiliates to deduct any amount or amounts owed by the Participant pursuant to this Section 20 from any amounts payable by or on behalf of the Company or any affiliate to the Participant, including, without limitation, any amount payable to the Participant as salary, wages, vacation pay, bonus or the vesting or settlement of this award of Performance Units or any other stock-based award, to the extent permitted by applicable law. This right of setoff shall not be an exclusive remedy and the Company’s or an affiliate’s election not to exercise this right of setoff with respect to any amount payable to the Participant shall not constitute a waiver of this right of setoff with respect to any other amount payable to the Participant or any other remedy.

21.	Definition. As used in this Agreement, the following terms shall have the meanings set forth below:
(a)

“Cause” shall have the meaning set forth in any then applicable employment or other similar written agreement (including such similar term or concept, as determined by the Committee) between Participant and a member of the Company Group, subject to the relevant provisions of applicable law in the People’s Republic of China to the extent mandatorily and preemptively applicable.  If there is no such written agreement or if such agreement does not define “Cause,” the term “Cause” shall mean (i) the willful failure by Participant to perform Participant’s duties with the Company or its affiliates (other than any such failure resulting from Participant’s incapacity due to physical or mental illness), (ii) Participant’s willful misconduct that is demonstrably and materially injurious to the Company or its affiliates, monetarily or otherwise, (iii) Participant’s commission of acts of dishonesty, fraud, misrepresentation or other acts of moral turpitude, (iv) Participant’s conviction or plea of no contest to a felony (or equivalent crime in the People’s Republic of China) or a crime of moral turpitude, or (v) any terminable events under the Company’s Code of Conduct, subject to the relevant provisions of applicable law in the People’s Republic of China to the extent mandatorily and preemptively applicable.

(b)

“Good Reason” shall have the meaning set forth in any then applicable employment or other similar written agreement (including such similar term or concept, as determined by the Committee) between Participant and the Company or an Affiliate, subject to the relevant provisions of applicable law in the People’s Republic of China to the extent mandatorily and preemptively applicable.  If there is no such written agreement or if such agreement does not define “Good Reason,” then “Good Reason” shall be deemed to exist if, and only if, without Participant’s written consent there is: (i) a substantial adverse alteration in the nature or status of the Participant’s responsibilities from those in effect immediately prior to the Change in Control; (ii) a material reduction by the Company in the Participant’s annual base salary or target annual incentive award opportunity as in effect on the date hereof or as the same may be increased from time to time; provided, however, that Participant’s annual base salary or target annual incentive award opportunity may be decreased as part of an across-the-board reduction in base salaries and target annual incentive award opportunities of all Company executive officers so long as the percentage reduction in Participant’s annual base salary or target annual incentive award opportunity is not greater than the percentage reduction applicable to other executive officers, for the same period as the reduction in other executive officer’s reduction in  annual base salary or target annual incentive award opportunity and, in the event such reduction is later mitigated for other executive officers, Participant’s annual base salary or target annual incentive award opportunity is then increased by the same percentage applicable to other executive officers; or (iii) the relocation of the Participant’s principal place of employment to a location more than 50 miles from the Participant’s principal place of employment immediately prior to the Change in Control or the Company requiring the Participant to be based anywhere other than such principal place of employment (or permitted relocation thereof) except for required travel on the Company’s or its affiliates’ business to an extent substantially consistent with the Participant’s business travel obligations immediately prior to the Change in Control, subject to the relevant provisions of applicable law in the People’s Republic of China to the extent mandatorily and preemptively applicable.  In order to terminate due to Good Reason, (A) Participant must notify the Company in writing of the occurrence of the Good Reason condition within thirty (30) days of Participant having actual or constructive knowledge of the occurrence of such condition, (B) Participant cooperates in good faith with the Company’s efforts at no cost to the Participant, for a period not less than thirty (30) days following such notice (the “Cure Period”), to remedy the condition, (C) notwithstanding such efforts, the Good Reason condition continues to exist after the expiration of the Cure Period, and (D) Participant terminates Participant’s employment within thirty (30) days after the expiration of the Cure Period.  For the avoidance of doubt, if the Company cures the Good Reason condition during the Cure Period, Good Reason shall be deemed not to have occurred.

(c)

“Retirement” shall mean termination of employment by Participant on or after Participant’s attainment of age 55 and ten years of service or age 65 and five years of service (and not for any other reason), provided that Participant has remain continuously employed with the Company or one of its affiliates through the one-year anniversary of the Grant Date.  Notwithstanding the definition of Retirement set forth immediately above, if the Company receives an opinion of counsel that there has been a legal judgment and/or legal development in Participant’s jurisdiction that would likely result in the favorable Retirement treatment that applies to this grant under the Plan being deemed unlawful and/or discriminatory, then the Committee will not apply the favorable Retirement treatment at the time of Participant’s termination of employment and the Performance Units shall be governed by the remaining provisions related to termination of Participant’s employment.

By accepting the grant of the Performance Units and participating in the Plan, the Participant agrees to be bound by the terms and conditions in the Plan and this Agreement.  This grant of Performance Units must be accepted by signing in the space below no later than the 60th day following the Grant Date.

Yum China Holdings, Inc.

By:____________________________________

Its:____________________________________

Participant

By:____________________________________

ADDENDUM TO

YUM CHINA HOLDINGS, INC. LONG TERM INCENTIVE PLAN

PERFORMANCE UNIT AGREEMENT

Certain capitalized terms used but not defined in this Addendum have the meanings set forth in the Performance Unit Agreement and the Plan.

Terms and Conditions

This Addendum includes additional terms and conditions that govern the Award of Performance Units granted to Participant under the Yum China Holdings, Inc. Long Term Incentive Plan if Participant works and/or resides in one of the countries listed below.

If Participant is a citizen or resident of a country other than the one in which he or she is currently residing and/or working or transfers residency after the Grant Date, the Company shall determine to which extent the additional terms and conditions shall be applicable to Participant.

Notifications

This Addendum also includes information regarding exchange controls and certain other issues of which Participant should be aware with respect to his or her participation in the Plan.  The information is based on the securities, exchange control and other laws in effect in the respective countries as of November 2016.  Such laws are often complex and change frequently.  As a result, the Company strongly recommends that Participant not rely on the information in this Addendum as the only source of information relating to the consequences of Participant’s participation in the Plan because the information may be out of date at the time that Performance Units vest or Participant sells Stock acquired at vesting of the Performance Units under the Plan.

In addition, the information contained herein is general in nature and may not apply to Participant’s particular situation, and the Company is not in a position to assure Participant of a particular result.  Accordingly, Participant is advised to seek appropriate professional advice as to how the relevant laws in Participant’s country may apply to his or her situation.

Finally, if Participant is a citizen or resident of a country other than the one in which he or she is currently residing and/or working or transfers residency after the Grant Date, the information contained herein may not be applicable to Participant in the same manner.

CHINA

Terms and Conditions

The following provisions apply only to the Participant if based/residing in the Mainland of the People’s Republic of China (the “PRC”), unless otherwise determined by the Company or required by the State Administration of Foreign Exchange (“SAFE”):

Settlement and Delivery of Stock.  This provision supplements Paragraph 2(f) of the Performance Unit Agreement:

Settlement of the Performance Units is conditioned on the Company’s completion of the initial registration of the Plan with SAFE and the continued effectiveness of such registration based on necessary follow-up filings with SAFE (the “SAFE Registration”).  If the Company is unable to complete or maintain the SAFE Registration for any reason, no shares of Stock subject to the Performance Units shall be issued.

Furthermore, notwithstanding anything in the Performance Unit Agreement, if Participant’s employment or service relationship with the Company Group is terminated at a time when the SAFE Registration is not in effect, all Performance Units shall not vest or shall be forfeited if vested.

Mandatory Sale of Shares Upon Termination of Service.  To ensure compliance with SAFE regulations, and notwithstanding any provision in the Agreement, Participant agrees that any Stock issued upon settlement of the Performance Units and held by Participant at the time of his or her termination of service must be sold immediately upon such termination of service.  Any Stock that is not sold by Participant will be sold on his or her behalf as soon as practicable after Participant’s termination of service and in no event more than six months after his or her termination of service, pursuant to this authorization (i) to the Company to instruct its designated broker to sell such Stock and (ii) to the designated broker to assist with the sale of such Stock.  Participant acknowledges that the Company’s designated broker is under no obligation to arrange for the sale of the Stock at any particular price.  Upon the sale of the Stock, the Company agrees to pay Participant the cash proceeds from the sale of the Stock, less any brokerage fees or commissions and subject to any obligation on the Company or the Employer to satisfy any Tax-Related Items.

Broker Account.  Any Stock issued to Participant upon settlement of the Performance Units must be maintained in an account with Merrill Lynch or such other broker as may be designated by the Company until the Stock is sold through that broker.

Repatriation.  Pursuant to SAFE regulations, when the Stock acquired at settlement of the Performance Units are sold, whether immediately or thereafter, including on Participant’s behalf after termination of his or her service, Participant will be required to immediately repatriate, or cause the Company or any Subsidiary or the Employer to repatriate, the cash proceeds from the sale of the Stock and any cash dividends paid on such Stock to China within six months from receipt of such cash proceeds.  Participant further understands that, under local law, such repatriation of his or her cash proceeds will need to be effectuated through a special exchange control account established in China by the Company or any Subsidiary or the Employer, and Participant hereby consents and agrees that any of such cash proceeds will be transferred to such special account prior to being delivered to Participant.  Unless the Company in its sole discretion decides otherwise, the proceeds will be paid to Participant in local currency.  The Company is under no obligation to secure any exchange conversion rate, and the Company may face delays in converting the proceeds to local currency due to exchange control restrictions in China.  Participant agrees to bear any currency fluctuation risk between the time the cash proceeds in foreign currency are payable to the Participant (from the sale of the Stock or otherwise) and the time the cash proceeds in local currency are distributed through such special exchange control account.

Other.  Participant further agrees to comply with any other requirements that may be imposed by the Company in the future in order to facilitate compliance with SAFE requirements and to sign any agreements, forms and/or consents that may be reasonably requested by the Company or its designated broker to effectuate any of the remittances, transfers, conversions or other processes affecting the proceeds.

Notifications

Foreign Asset and Account Reporting.  Participant may be required to report to SAFE all details of their foreign financial assets and liabilities, as well as details of any economic transactions conducted with non-PRC residents.  Participant should consult with his or her personal advisor in order to ensure compliance with applicable reporting requirements.